UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ____________________

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 12, 2009

                              ____________________

                          TEMECULA VALLEY BANCORP INC.
             (Exact name of Registrant as specified in its charter)

          California                 001-33897                 46-0476193
       (State or other         (Commission File Number)     (I.R.S. Employer
jurisdiction of incorporation)                            Identification Number)

           27710 Jefferson Avenue
                 Suite A100
            Temecula, California                                92590
  (Address of principal executive offices)                    (Zip code)

       Registrant's telephone number, including area code: (951) 694-9940

                                 Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01 - Entry Into a Material Definitive Agreement.

     Temecula Valley Bancorp Inc. ("Company") and Temecula Valley Bank ("Bank") entered into an agreement with Mr. Stephen H. Wacknitz (the "Wacknitz Agreement") on January 12, 2009. Mr. Wacknitz is a former executive officer of Company and Bank and the largest shareholder of Company. The Wacknitz Agreement was designed to leave intact a portion of the retirement benefits due to Mr. Wacknitz by contract and further designed to terminate other contractual benefits so as to enhance the capital positions of Company and Bank. Thus, Mr. Wacknitz will enjoy the benefits under his deferred compensation plan (filed as an exhibit on November 18, 2004 to Company's 10-K/SB) and Bank's 401(k) plan (filed as an exhibit on April 16, 2004 to Company's 10-Q/A), however, the benefits under the agreements listed in Item 1.02 have been mutually terminated. In addition, Mr. Wacknitz is retiring from the Board of Directors of Company and Bank, effective on January 12, 2009, however, Bank will be able to avail itself of Mr. Wacknitz' 40 years of banking expertise pursuant to a one year, $125,000 for the year, consulting engagement under the Wacknitz Agreement.


1.02 - Termination of a Material Definitive Agreement.

     As described in Item 1.01, in the Wacknitz Agreement, Mr. Wacknitz, Company and Bank agreed to the termination of the following agreements effective as of December 3, 2008 in order to provide additional capital to Bank and Company and to relieve Bank of any obligations to pay a severance amount. As described in items a, b and c, these actions will provide additional capital to Bank: a) the Amended and Restated Salary Continuation Agreement between Mr. Wacknitz and Bank dated September 30, 2004 ; accrued balance of $1,783,622 will be contributed to the Bank's capital, after deduction of applicable corporate income taxes of approximately 41%, as of December 3, 2008 and no further payments will be made under this agreement; b) the Executive Supplemental Compensation Agreement with an effective date of January 1, 2005 between Mr. Wacknitz and Bank; accrued balance of $2,997,453 will be contributed to the Bank's capital as of December 3, 2008, after deduction of applicable corporate income taxes of approximately 41%, and no payments will be made under this agreement; c) the Split Dollar Insurance Agreement dated June 1, 2008 between Mr. Wacknitz and Bank; the Bank will become the sole beneficiary under the underlying policies of insurance that were subject to this agreement as a result of the termination; and d) the Employment Agreement effective as of May 1, 2007, as amended, between Mr. Wacknitz and Bank; no severance amounts will be paid under this agreement.


Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     Effective January 12, 2009, in connection with the Wacknitz Agreement and a desire to retire, Mr. Wacknitz resigned as a Board member of both the Company's and the Bank's Board of Directors. In order for the Company to continue to avail itself of Mr. Wacknitz' expertise after his resignation, the Company and the Bank have entered into a one-year consulting agreement with Mr. Wacknitz as described in Item 1.01.

Item 8.01--Other Events.

     To avail itself of capital market expertise on an ongoing basis during these uncertain economic times, and to assist in making sure that paths are chosen on an informed basis, the Company entered into a financial advisory agreement with Stifel, Nicolaus & Company on January 12, 2009. Under the agreement, Stifel will receive a monthly fee and a financial services fee (collectively, the "Fees"). The Fees will be deducted from other fees that Stifel may earn if we choose to conduct a capital raise in the future or engage in other strategic transactions. Company also agreed to provide indemnification in certain circumstances.




                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        TEMECULA VALLEY BANCORP INC.


Date: January 13, 2009                  By: /s/ FRANK BASIRICO
                                            -----------------------
                                            Frank Basirico
                                            Chief Executive Officer